Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 16, 2021, relating to the financial statements and financial highlights of Diamond Hill Corporate Credit Fund and Diamond Hill High Yield Fund for the year ended December 31, 2020, and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus and under the heading “Representations and Warranties” in the form of Agreement and Plan of Reorganization included in the Proxy Statement/Prospectus.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 9, 2021